Exhibit 99.1

JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDED JUNE 30, 2010

Morristown, Tennessee -- (August 19, 2010) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank, announced financial results for the quarter ended June 30, 2010, which included a $21.8 million non-cash goodwill impairment charge. This goodwill impairment charge was the primary factor that resulted in a net loss of $24.4 million, or $3.91 per diluted share, for the quarter ended June 30, 2010 compared to net income of $683,000, or $0.11 per diluted share, for the corresponding quarter in 2009. The impairment charge is an accounting adjustment to the Company’s financial statements that has no impact on regulatory capital ratios, liquidity, cash flows or operations of the Company.  The Company determined that it was appropriate to reduce the level of goodwill recorded in connection with the 2008 acquisition of State of Franklin Bancshares, Inc., based on an annual review of goodwill performed by an independent third party.  The goodwill impairment is primarily due to prolonged deterioration in the economy and the resulting impact on stock prices and valuations for the banking sector.  The results for the quarter ended June 30, 2010 were also significantly impacted by a provision for loan losses totaling $5.5 million compared to $300,000 for the comparable period in 2009.

For the fiscal year ended June 30, 2010, the Company reported a net loss of $24.0 million, or $3.85 per diluted share, compared to net earnings of $2.6 million, or $0.43 per diluted share, for fiscal 2009.  The loss for fiscal 2010 was primarily due to the previously discussed goodwill impairment and a provision for loan losses totaling $8.8 million. For fiscal 2009, the provision for loan losses totaled $910,000.

Anderson L. Smith, President and Chief Executive Officer, commented, “We are disappointed that our financial results were negatively impacted by the goodwill impairment charge; however, the charge does not impact the Company’s regulatory capital ratios, liquidity, cash flows or operations.  We remain well capitalized for regulatory purposes and maintain a strong liquidity position.  The banking industry continues to be negatively impacted by the prolonged economic downturn.  Like many of our peers, our financial results reflect higher provision for loan losses, higher levels of nonperforming assets, and weak loan demand.  We recorded a provision for loan losses totaling $5.5 million for the quarter ended June 30, 2010, which increased our allowance for loan losses to 2.17% of total loans compared to 0.94% of total loans at June 30, 2009. The decision to strengthen the allowance for loan losses was primarily based on our assessment of the effects of the economy as it relates to the loan portfolio.  Improving asset quality will continue to be a top priority.”

The net interest margin was 3.27% for the three months ended June 30, 2010 compared to 3.25% for the same period in 2009. The yield on interest-earning assets declined 59 basis points to 5.19% for the three months ended June 30, 2010 compared to 5.79% for the same period in 2009 due primarily to a lower average balance of loans. The yield on assets was also impacted in the current quarter by an increase in our level of liquidity.  The cost of interest-bearing liabilities declined 61 basis points to 1.92% for the three months ended June 30, 2010 compared to 2.54% for the same period in 2009 primarily due to lower market interest rates and a change in the mix of deposits.

At June 30, 2010, total assets were $630.7 million compared to $662.7 million at June 30, 2009. Investment securities increased $26.4 million, or 72.4%, to $63.0 million at June 30, 2010 compared to $36.5 million at June 30, 2009, due primarily to purchases of federal agency securities.  Net loans decreased $63.7 million to $434.4 million at June 30, 2010, compared to $498.1 million at June 30, 2009, due primarily to lower loan demand combined with both residential and commercial loan payoffs during the period.

Total deposits declined $3.0 million to $479.2 million at June 30, 2010 compared to $482.2 million at June 30, 2009 due to planned runoff of higher costing time deposits which more than offset increases in transaction accounts.  Time deposits decreased $31.9 million, or 11.7%, to $240.2 million while transaction accounts increased $28.9 million, or 13.7%, to $239.0 million at June 30, 2010 compared to June 30, 2009.  The average cost of interest-bearing deposits for the three month period ended June 30, 2010 was 1.55% compared to 2.27% for the corresponding period in 2009.

Total stockholders’ equity decreased to $56.5 million at June 30, 2010 compared to $79.5 million at June 30, 2009 primarily due to the previously discussed goodwill impairment charge.  The Bank continues to be well-capitalized under regulatory requirements. The Bank’s total risk-based capital ratio was 11.61% at June 30, 2010, compared to 10.49% at June 30, 2009.  At June 30, 2010, the Company had 6,659,212 common shares outstanding with a book value of $8.49 per common share and a tangible book value of $8.12 per common share.

Nonperforming assets increased to 4.18% of total assets at June 30, 2010, compared to 1.43% of total assets at June 30, 2009, primarily due to an increase in nonaccrual real estate loans and repossessed assets.  Nonaccrual loans totaled $18.8 million at June 30, 2010 compared to $6.0 million at June 30, 2009.  The increase in nonaccrual loans is primarily due to an increase in both nonaccrual commercial and residential real estate loans.  Foreclosed real estate amounted to $6.9 million at June 30, 2010 compared to $3.3 million at June 30, 2009.  Net charge-offs for the year ended June 30, 2010 were $3.9 million, or 0.83% of average loans, compared to $601,000, or 0.14% of average loans for fiscal 2009. The increase in net charge-offs is primarily attributable to the acquired loan portfolio of State of Franklin Bank. The allowance for loan losses was $9.6 million, or 2.17% of total gross loans, at June 30, 2010 compared to $4.7 million, or 0.94% of total gross loans, at June 30, 2009. The provision for loan losses totaled $8.8 million for the year ended June 30, 2010, compared to $910,000 for the year ended June 30, 2009.  The increase in the provision for loan losses was primarily due to higher levels of net charge-offs, increases in nonperforming assets, continued decline in real estate values, and continued deterioration in local and national economic conditions.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

JEFFERSON BANCSHARES, INC.

	At	At
	June 30, 2010	June 30, 2009
	(Dollars in thousands)

Financial Condition Data:
Total assets	$630,656	$662,655
Loans receivable, net	434,378	498,107
Cash and cash equivalents, and interest-bearing deposits	69,303	44,108
Investment securities	62,989	36,544
Deposits	479,183	482,167
Borrowings	85,778	91,098
Stockholders' equity	$56,523	$79,505

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)

Operating Data:
Interest income	$7,113	$8,221	$30,043	$28,175
Interest expense	2,522	3,381	11,593	11,619
Net interest income	4,591	4,840	18,450	16,556
Provision for loan losses	5,500	300	8,809	910
Net interest income after provision for loan losses	(909)	4,540	9,641	15,646
Noninterest income	585	1,517	4,034	3,185
Noninterest expense	26,040	4,771	39,657	14,683
Earnings before income taxes	(26,364)	1,286	(25,982)	4,148
Total income taxes	(1,972)	603	(1,982)	1,518
Net earnings	(24,392)	683	(24,000)	2,630

Share Data:
Earnings per share, basic	$(3.91)	$0.11	$(3.85)	$0.43
Earnings per share, diluted	$(3.91)	$0.11	$(3.85)	$0.43
Book value per common share	$8.49	$11.85	$8.49	$11.85
Tangible book value per common share	$8.12	$8.16	$8.12	$8.16
Weighted average shares:
Basic	6,225,301	6,216,744	6,226,921	6,058,580
Diluted	6,225,301	6,216,744	6,226,921	6,058,580

	Year Ended	Year Ended
	June 30, 2010	June 30, 2009
	(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$4,722	$1,836
Allowance of acquired bank	$0	$2,577
Provision for loan losses	8,809	910
Recoveries	62	114
Charge-offs	(3,944)	(715)
Net Charge-offs	(3,882)	(601)
Allowance at end of period	$9,649	$4,722

Net charge-offs to average outstanding loans during the period, annualized	0.83%	0.14%

	At	At
	June 30, 2010	June 30, 2009
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$18,779	$6,031
Nonperforming investments	731	-
Real estate owned	6,865	3,328
Other nonperforming assets	-	106
Total nonperforming assets	$26,375	$9,465

	Year Ended	Year Ended
	June 30, 2010	June 30, 2009

Performance Ratios:
Return on average assets	(3.65%)	0.48%
Return on average equity	(29.64%)	3.40%
Interest rate spread	3.18%	3.23%
Net interest margin	3.30%	3.46%
Efficiency ratio	83.93%	76.57%
Average interest-earning assets to average interest-bearing liabilities	105.97%	109.34%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	2.17%	0.94%
Allowance for loan losses as a percent of nonperforming loans	51.38%	78.30%
Nonperforming loans as a percent of total loans	4.22%	1.20%
Nonperforming assets as a percent of total assets	4.18%	1.43%

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421